FORM OF RESTRICTED STOCK UNIT CERTIFICATE (U.S. SECTION 16)

PTC INC.
2000 Equity Incentive Plan
Restricted Stock Unit Certificate
Grant No. _________
PTC Inc. (the “Company”), a Massachusetts corporation, hereby grants to the person named below restricted stock units (“Restricted Stock Units” or “RSUs”) representing the right to receive shares of Common Stock, $0.01 par value, of the Company (the “Award”) under and subject to the Company’s 2000 Equity Incentive Plan (the “Plan”) on the terms and conditions set forth below and those attached hereto and in the Plan:

Name of Holder:    ____________________________
Employee ID No.:    ____________________________

Number of Restricted Stock Units:    __________________
Date of Grant:    __________________

Vesting Schedule:    [Insert]
The shares issuable upon vesting of this Award will not be released until all applicable withholding taxes have been collected from the Holder or otherwise provided for.
PTC INC.
By:
Jeffrey D. Glidden
Executive Vice President and Chief Financial Officer

HOLDER’S ACCEPTANCE
[box] I have read and fully understand this Restricted Stock Unit Certificate and I accept and agree to be bound by the terms, conditions and restrictions contained in this Restricted Stock Unit Certificate and the Plan and I further intend my clicking of the box next to this statement to have the same force in all respects as a handwritten signature.
I intend to express my acceptance of this Award, including its terms, conditions and restrictions, by clicking the Accept Award button and I further intend my clicking of the Accept Award button to have the same force in all respects as a handwritten signature.

Accept Award

I intend to express my decline of this Award by clicking the Decline Award button. I understand that by declining this Award I will have no right to the Award, the Restricted Stock Units, the shares of common stock issuable upon vesting of the Restricted Stock Units, or the value of such Award, Restricted Stock Units or shares. I further intend my clicking of the Decline Award button to have the same force in all respects as a handwritten signature.

Decline Award

PTC INC. 2000 EQUITY INCENTIVE PLAN
Restricted Stock Unit Terms and Conditions
1.Plan Incorporated by Reference. This Award is issued pursuant to the terms of the Plan and may be amended as provided in the Plan. Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan. This certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Legal Department of the Company.
2.    Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the fulfillment of the vesting conditions.
3.    Vesting of Restricted Stock Units; Issuance of Common Stock. Upon each vesting of a Restricted Stock Unit in accordance with the vesting schedule set forth on the face of this certificate (each, a “Vest Date”), subject to Section 7 below, the Company shall issue to the Holder one share of Common Stock for each Restricted Stock Unit that vests on such Vest Date (the “Shares”) as soon as practicable after such Vest Date, but in no event later than March 15 of the following calendar year.
4.    Award and Restricted Stock Units Not Transferable. This Award and the Restricted Stock Units are not transferable by the Holder.
5.    Termination of Employment or Engagement. Except as may be provided in Sections 8 and 12 hereof, if the Holder’s status as an employee or consultant of the Company or an Affiliate is terminated for any reason (voluntary or involuntary and including disability, death or retirement), all Restricted Stock Units that remain unvested shall upon such termination of employment immediately and irrevocably terminate and unvested RSUs and the underlying Shares in respect of such RSUs shall immediately and irrevocably be forfeited. Notwithstanding the foregoing, if the Holder is on military, sick leave or other leave of absence approved by the Company, his or her employment or engagement with the Company (or its Affiliate) will be treated as continuing intact if the period of such leave does not exceed ninety (90) days, or, if longer, so long as the Holder’s right to reemployment or the survival of his or her service arrangement with the Company (or its Affiliate) is guaranteed either by statute or by contract; otherwise, the Holder’s employment or engagement will be deemed to have terminated on the 91st day of such leave.
6.    No Right to Shares or as a Stockholder. The Holder shall not have any right in, to or with respect to any of the Shares (including voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by issuance of such Shares to the Holder.
7.    Payment of Taxes. The Holder shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the Shares no later than the date of the event creating the tax liability and in any event before any Shares are delivered to the Holder. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Holder. The Company may, in its discretion, withhold from the Shares delivered to the Holder for any Vest Date such number of Shares as the Company determines is necessary to satisfy the minimum tax obligations required by law to be withheld or paid in connection with the issuance of such Shares, valued at their Fair Market Value on the date of issuance.
8.    Change in Control.
(a)  In order to preserve Holder’s rights under this Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may at any time take one or more of the following actions: (i) provide for the acceleration of any Vest Date, (ii) provide for payment to the Holder of cash or other property with a Fair Market Value equal to the amount that would have been received with respect to the Shares had the Award fully vested upon the change in control, (iii) adjust the terms of this Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to the Holder and in the best interests of the Company.
(b)  Notwithstanding anything to the contrary in any agreement between the Holder and the Company, including any Executive Agreement that provides for certain treatment of outstanding equity in connection with a change in control of the Company, this Section 8(b) rather than the provisions of any such agreement shall control with respect to this Award in the event of a change in control of the Company. In the event of a change in control of the Company:
(i)  upon such change in control, (A) the performance criteria applicable to this Award shall be deemed to have been met at the Target level for each of the open performance measurement periods and any RSUs that could have been earned in excess of the Target RSUs shall be automatically cancelled) , (B) any Target RSUs that are scheduled to vest after the second anniversary of the change in control shall vest immediately and become distributable (and any Target RSUs that are scheduled to vest on or before the second anniversary of the change in control shall remain unvested and shall vest in accordance with the vesting schedule); provided that if this Award is not assumed or a cash payment of equivalent value is not substituted therefor (in either case with vesting terms no more restrictive than those of this Award) by any acquirer of or successor to the Company, then this Award shall become vested at the Target level upon such change in control, and (C) this Award shall be deemed amended to provide that, notwithstanding any provision of the Plan, this Award may not be terminated or forfeited without the Holder’s written consent (provided that this shall not prevent termination (1) of any unvested portion hereof that is terminated or forfeited upon termination of the Holder’s employment (other than a change in control termination covered by this Section 8(b)), or (2) upon payment of a cash payment equivalent to the value of this Award at the Target achievement level); and
(ii)  upon a change in control termination (as such term may be defined in any existing agreement), all unvested Target RSUs shall immediately become vested and distributable in full, and, if such change in control termination would entitle the Holder to a Make-Up Payment (as such term may be defined in any existing agreement) with respect to this Award under any existing agreement, then the Holder shall be entitled to such Make-Up Payment with respect to this Award.
9.    Securities and Other Laws. It shall be a condition to the Holder’s right to receive the Shares hereunder that the Company may, in its discretion, require (a) that the Shares shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the Shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed issuance and delivery of the Shares to the Holder shall be exempt from registration under that Act and the Holder shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such Shares by the Company shall have been taken by the Company or the Holder, or both.
10.    No Right To Employment. No person shall have any claim or right to be granted an Award. The Holder is an employee-at-will (that is to say that either the Holder or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless, and only to the extent, provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Award thereunder shall confer upon the Holder any right with respect to the continuance of his or her employment by the Company or any such Affiliate nor shall they interfere with the right of the Company (or Affiliate) to terminate the Holder at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign the Holder from one position to another within the Company or any Affiliate.
11.    Cancellation of Award; Recoupment of Amounts Realized. The Holder agrees that, pursuant to the Company’s Executive Compensation Recoupment Policy as in effect on the date of this Award (the “Policy”), the Company may (a) cancel this Award and all or any portion of the Restricted Stock Units, (b) reacquire for any or no consideration all or any portion of the Shares following issuance (if such Shares are then held by the Holder or any person to whom the Holder transferred Shares other than for fair market value (a “Covered Transferee”)), and/or (c) recoup any amounts realized by the Holder and/or any Covered Transferee with respect to the Shares. The Holder agrees that he or she will, promptly upon request by the Company pursuant to the Policy, (x) return to the Company for cancellation any certificate representing the Shares and/or (y) pay to the Company up to the total amount realized by the Holder and/or any Covered Transferee with respect to the Shares, and that the Company and/or any of its affiliates may, to the extent permitted by law, deduct any such amount from any payment of any kind due to the Holder. All determinations by the Committee hereunder shall be final and binding on all interested parties. Any dispute with respect to the terms of this Award or any such recoupment shall be resolved by confidential, binding arbitration in Boston, Massachusetts before the American Arbitration Association, under its Commercial Arbitration Rules.
12.    Effect of Death or Disability. Notwithstanding anything to the contrary in any agreement between the Holder and the Company, including any Executive Agreement that provides for certain treatment of outstanding equity in connection with the Holder’s death or disability, this Section 12 rather than the provisions of any such agreement shall control with respect to this Award in the event of Holder’s death or disability. In the event of Holder’s death or Disability (as such term may be defined in such an agreement), (i) the performance criteria applicable to this Award shall be deemed to have been met at the Target level for each of the open performance measurement periods and any RSUs that could have been earned in excess of the Target RSUs shall automatically be cancelled, and (ii) all of the unvested Target RSUs shall immediately become vested and distributable in full.